Exhibit 10.2

AGREEMENT

This Agreement is made and entered this ____ day of ____________, 200_, by and between _________________ (“Executive”) and Allied Healthcare Products, Inc.

WHEREAS, Executive is employed by the Company in a senior management position reporting directly to the Company’s chief executive officer and the Company desires to assure the continued services of Executive prior to and in the event of any “Change of Control” of the Company, as hereinafter defined,

NOW THEREFORE, Executive and Company agree as follows:

In the event that there shall occur a “Change of Control” of the Company, and in the further event that within one year following the date of such Change of Control Executive shall:

(a) resign his employment and position with the Company following

(i) any notification of Executive by the Company or its successor that Executive will be required to relocate his office to a location more than thirty (30) miles from its present location, or

(ii) Executive being subjected to, or requested by the Company or its successor to agree to, any material adverse changes in the scope, duties and responsibilities and authority which is part of Executive’s current position or any reduction in title or compensation (it being agreed, however, that circumstances which result in the Company no longer being required to file periodic reports under the Securities Exchange Act of 1934 shall not be deemed to constitute a material adverse change in the scope, duties and responsibility or authority of Executive), or

(iii) Executive being subjected to a material and adverse diminution of access to the chief executive officer of the Company or its successor, or to a working environment which renders it impossible for him to perform his duties and responsibility to the best of his ability, or

(b) be involuntarily terminated as an officer and employee by the Company or its successor other than for reasons of gross or willful misconduct (with the term gross or willful misconduct understood to include any arrest or indictment by competent authority based on the alleged commission of a felony and also including any material nonfeasance of Executive’s duties and responsibilities as the same existed prior to the date of the Change of Control), then upon such resignation or termination Executive shall be entitled, in addition to any other severance or rights due him under any other agreement, contract, plan or provision (whether applicable to Executive individually or to the Company’s employees generally), to receive from the Company:

(a) a lump sum payment equal to one year’s base salary payable within 30 days following such resignation or termination and payable net of withholding for income and other federal and state taxes due thereon; plus

(b) reimbursement for Executive’s cost of continued group health insurance (either as an employee of the Company or pursuant to “COBRA” elections arising from the termination of employment) for a period ending one year following such termination;

(c) to be provided with career transitioning services at a cost not to exceed $10,000 utilizing an outplacement or counseling service chosen by Executive and reasonably acceptable to the Company or its successor.

The entitlement to the payments stipulated and agreed herein will not be diminished or offset by any compensation received by Executive from any other source but shall be in lieu of any other severance benefits to which Executive would otherwise be entitled. Executive agrees that the other provisions of any confidentiality, non-disclosure or non-competition agreement with the Company shall continue in force in accordance with their respective terms.

For purposes of the foregoing, a “Change of Control” shall mean

(a) the acquisition by a person other than Clayton Management Company (or any other person or entity controlled by or under common control with John D. Weil or by a trustee or personal representative designated by said John D. Weil) of beneficial ownership of more than fifty percent (50%) of the outstanding common stock of the Company (as beneficial ownership is determined under Section 13(d) of the Securities Exchange Act ; or

(b) a merger or consolidation with another company or entity (regardless of whether the Company of another entity is the surviving or resulting entity of such merger or consolidation) other than a merger or consolidation in which immediately upon giving effect to such merger or consolidation, the persons who were holders of the common stock of the Company immediately prior thereto continue to be the holders of at least sixty percent (60%) of the surviving or resulting entity; or

(c)  a sale of all or substantially all the assets and operations of the Company to a successor entity.

A transaction pursuant to which the Company ceases to be required to file periodic or interim reports under the Securities Exchange Act of 1934 shall not constitute a “Change of Control” unless accompanied by a transaction in the form of (a), (b) or (c) above.

Anything to the contrary herein notwithstanding, Executive understands and acknowledges that this Agreement does not constitute a contract of employment and does not guarantee employment for any period of time.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Allied Healthcare Products, Inc.
____________________________
Executive
By:_______________________
Earl Refsland, President